As filed with the Securities and Exchange Commission on February 20, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

LIPMAN ELECTRONIC ENGINEERING LTD.

(Exact Name of Registrant as Specified in Its Charter)

Israel	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

11 Haamal Street, Park Afek
Rosh Haayin 48092
Israel

(Address, including zip code, of principal executive offices)

Lipman Electronic Engineering Ltd. 2003 Stock Option Plan
Lipman Electronic Engineering Ltd. 2004 Stock Option Plan
Management Contract between Lipman Electronic Engineering Ltd.
and Jacob Perry Management Services Ltd.
Individual Stock Option Grants Outside of a Plan
(Full Title of the Plans)

Lipman U.S.A., Inc.
50 Gordon Drive
Syosset, NY 11791
(516) 484-9898

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

NEIL GOLD, ESQ. Fulbright & Jaworski L.L.P. 666 Fifth Avenue New York, New York 10103 (212) 318-3000 Facsimile: (212) 318-3400	DAVID GOTLIEB, ADV. Shnitzer, Gotlieb, Sharon & Co. 7 Menachem Begin Rd. Ramat-Gan 52521, Israel (972-3) 754-9922 Facsimile: (972-3) 754-9920

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Ordinary Shares, NIS 1.00 nominal value per share	1,470,150	see chart below	$36,584,587	$4,636.00

(1)	This registration statement shall also cover any additional indeterminable number of Ordinary Shares as may be required pursuant to Lipman Electronic Engineering Ltd. 2003 Stock Option Plan, the Lipman Electronic Engineering 2004 Stock Option Plan, the Management Contract between Lipman Electronic Engineering Ltd. and Jacob Perry Management Services Ltd. and grants outside of a plan, in the event of a stock dividend, stock split, recapitalization or other similar change in the Ordinary Shares.

The following chart illustrates the calculation of the registration fee:

	Number of Shares	Offering Price Per Share	Maximum Aggregate Offering Price
2004 Stock Option Plan	550,000	$41.60 (2)	$22,880,000
2003 Stock Option Plan	320,000	$22.00 (2)	$7,040,000
Management Contract between Lipman Electronic Engineering Ltd. and Jacob Perry Management Services Ltd.	120,000	$15.53 (2)	$1,863,600
Stock option grants issued outside of a plan (3)	68,250	$21.58 (2)	$1,472,835
Stock option grants issued outside of a plan (4)	411,900	$8.08 (2)	$3,328,152
TOTAL:	1,470,150	—	$36,584,587
REGISTRATION FEE:	—	—	$4,636.00

(2)	Pursuant to Rule 457(h), the aggregate offering price and the fee have been computed on the basis of the price at which the options may be exercised. The offering price per share set forth for such shares is the exercise price per share at which such options are exercisable.
(3)	Stock Option Grants to employees issued outside of a plan at an offering price of $21.58 per share.
(4)	Stock Option Grants to employees issued outside of a plan at an offering price of $8.08 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.    PLAN INFORMATION.

The documents containing the information specified in this Item 1 will be sent or given to employees, directors and others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

ITEM 2.	REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The documents containing the information specified in this Item 2 will be sent or given to employees, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by Lipman Electronic Engineering Ltd. (the "Company" or the "Registrant") with the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated by reference in this Registration Statement:

(a) Description of ordinary shares contained in the Registrant's registration statement on Form F-1 (File No. 333-111849) as declared effective on January 28, 2004 and in the Registrant's registration statement on Form 8-A filed pursuant to the Exchange Act filed on January 12, 2004.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which (i) indicates that all securities offered under this Registration Statement have been sold or (ii) which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

ITEM 4.    DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.    INTEREST OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Israeli Companies Law, a company is prohibited from exculpating an officer or director from liability for the breach of his duty of loyalty. The company may exculpate an officer or director from liability for the breach of his duty of care, may insure his liability for a breach of these duties, or indemnify him for a breach, but only according to the following provisions:

A company may provide in its Articles of Association that an officer or a director of the company may be exculpated, to the extent provided in the Articles, from liability for the breach of his duty of care.

A Company may provide in its Articles of Association that the company may indemnify an officer or a director in such capacity, for:

•	a monetary liability incurred pursuant to a judgement, including a settlement or arbitration decision approved by a court, in an action brought by a third party;

•	reasonable legal expenses incurred in an action brought against the director or officer by or on behalf of the company or others; and

•	reasonable legal expenses incurred in defending criminal charges of which the director or officer was acquitted, or as a result of a criminal charge that does not require proving criminal intent of which the director or officer was convicted.

The indemnification provision in a company's Articles of Association may be a blanket obligation to indemnify in advance, provided it is limited to events the board of directors can foresee when providing the obligation and that it is limited to a sum the board of directors determines is reasonable in the circumstances, or a provision permitting the company to indemnify an officer or a director on an ad hoc basis after the fact.

A Company may provide in its Articles of Association that the company may insure an officer or a director. This insurance may cover liability for breach of the duty of care or, to the extent the officer or director acted in good faith and has a reasonable basis to believe that the act would not prejudice the company, for the breach of the duty of loyalty. A company's Articles of Association may also allow it to insure officers and directors for monetary liabilities incurred as a result of an act or omission committed in connection with his serving as an officer or director of the company.

All of these provisions are specifically limited in their scope by the Israeli Companies Law, which provides that a company may not indemnify an officer or director nor enter into an insurance contract that would provide coverage for any monetary liability incurred as a result of any of the following:

•	a breach by the officer or director of the duty of loyalty, unless the officer or director acted in good faith and has a reasonable basis to believe that the act would not prejudice the company;

•	an intentional or reckless breach by the officer or director of the duty of care;

•	any act of omission done with the intent to derive an illegal personal benefit; or

•	any fine levied against the director or officer.

The Registrant's Articles of Association, as amended, provides as follows:

The Company may exempt, in advance, an officer of the Company from his liability, in whole or in part, in respect of damage following breach of his duty of care towards the Company.

Subject to the provisions of the Companies Law, the Company may engage in a contract to insure the liability of an officer of the Company, including an officer of the Company who is serving or has served on its behalf or at its request as a director of another company in which the Company holds shares, direct or indirectly, or in which the Company has any interest (hereinafter: "Director of Another Company") in respect of any liability imposed upon him following an act which he carried out in his capacity as an officer of the Company in any one of the following events:

•	Breach of the duty of care towards the Company or towards any other person.

•	Breach of fiduciary duty towards the Company, provided that the officer acted in good faith and had reasonable grounds to assume that the act would not prejudice the Company's interests.

•	Financial liability which shall be imposed upon him in favor of another person.

The Company may indemnify an officer of the Company on account of a liability or expense as specified below, which was imposed upon him following an act which he carried out in his capacity as an officer of the Company.

•	Financial liability imposed upon him in favor of another person pursuant to a judgment, including a compromise judgment, or an arbitrator's award approved by a court.

•	Reasonable litigation expenses, including legal fees paid by an officer or which he war required to pay by a court, in a proceeding filed against him by the Company or in its behalf or by another person, or in criminal charges from which he was acquitted, or in criminal charges in which he was convicted of an offense which does not require proof of mens rea.

The Company may give an undertaking in advance to indemnify an officer in respect of a liability or expense as specified above, provided that the undertaking is limited to types of events which, in the opinion of the Board of Directors, may be foreseen, at the time of giving the undertaking for indemnity, and to such amount as the Board of Directors shall determine to be reasonable given the circumstances of the matter, and provided that the total amount of the indemnity shall not exceed 25% of the shareholders' equity of the Company at the time of the indemnity, according to the last financial statements, as of the date of making the actual payment of the indemnity.

The Company may also indemnify an officer of the Company retroactively.

Subject to the provisions of the Companies Law, the Company may indemnify any person, including an officer of the Company, who is serving or has served on its behalf or at its request as a director of another company in which the Company holds shares, directly or indirectly, or in which the Company has any interest (hereinafter "Director of Another Company") in respect of any liability or expense as specified above, which shall be imposed on him following an act which he carried out in his capacity as a Director of Another Company, by means of retroactive indemnity or by means of giving an undertaking to indemnify such person, provided that the said undertaking is limited to types of events which, in the opinion of the Board of Directors, may be foreseen, at the time of giving the undertaking for indemnity, and to such amount as the Board of Directors shall determine to be reasonable given the circumstances of the matter.

The above provisions of the Registrants Articles of Association do not apply in respect of any of the following events:

•	Breach of fiduciary duty, with the exception of when an officer acted in good faith and had reasonable grounds to assume that the act would not prejudice the Company's interests.

•	Breach of duty of care performed deliberately or recklessly.

•	An action committed with the intention of making personal gain, unlawfully.

•	A penalty or fine imposed on an officer.

Resolutions with respect to giving an exemption, insurance, indemnity or giving an undertaking for indemnity to a director and/or officer who is not a director shall be passed subject to any law.

A resolution to approve an exemption, insurance or indemnity in the Articles of Association of the Company and the alteration thereof shall be passed with such majority as specified in the Companies Law.

The Company's board of directors may resolve to indemnify and insure the Company's office holders with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance. In the opinion of the U.S. Securities and Exchange Commission, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.    EXHIBITS.

Exhibit No.	Description
4.1	2003 Stock Option Plan (English translation) (incorporated by reference; previously filed as an exhibit to the Company's Registration Statement on Form F-1 (File No. 333-111849)).
4.2	2004 Stock Option Plan (English translation) (incorporated by reference; previously filed as an exhibit to the Company's Registration Statement on Form F-1 (File No. 333-111849)).
4.3	Management Contract, dated as of April 4, 2003, between Lipman Electronic Engineering Ltd. and Jacob Perry Management Services Ltd. (English translation) (incorporated by reference; previously filed as an exhibit to the Company's Registration Statement on Form F-1 (File No. 333-111849)).
4.4	Form of Stock Option Agreement for stock option grants issued outside of a plan (English Translation).
4.5	Form of Stock Option Agreement for stock option grants issued outside of a plan (English Translation).
5.1	Opinion of Shnitzer, Gotlieb, Sharon & Co. (filed herewith).
23.1	Consent of Counsel (contained in Exhibit 5.1).
23.2	Consent of Independent Auditors (filed herewith).
24.1	Power of Attorney (filed herewith).

ITEM 9.    UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to

Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Rosh Haayin, Israel, on the 20th day of February, 2004.

LIPMAN ELECTRONIC ENGINEERING LTD.
By:	/s/ Isaac Angel
Isaac Angel President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Isaac Angel and Mike Lilo, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre- or post- effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462 under the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jacob Perry	Chairman of the Board of Directors	February 20, 2004

Jacob Perry

/s/ Isaac Angel	President and Chief Executive Officer (Principal Executive Officer)	February 20, 2004

Isaac Angel

/s/ Mike Lilo	Chief Financial Officer (Principal Financial and Accounting Officer)	February 20, 2004

Mike Lilo

/s/ Meir Shamir	Director	February 20, 2004

Meir Shamir

/s/ Ishay Davidi	Director	February 20, 2004

Ishay Davidi

/s/ Aharon Lipman	Director	February 20, 2004

Aharon Lipman

/s/ Rami Lipman	Director	February 20, 2004

Rami Lipman

Signature	Title	Date

/s/ Avraham Nussbaum	Director	February 20, 2004

Avraham Nussbaum

/s/ Mordecai Gorfung	Director	February 20, 2004

Mordecai Gorfung

/s/ Linda Harnevo	Director	February 20, 2004

Linda Harnevo

/s/ Izhak Davidi	Director	February 20, 2004

Izhak Davidi

/s/ Jonathan Kaplan	Director	February 20, 2004

Jonathan Kaplan

Authorized Representative
in the United States:

LIPMAN U.S.A., INC.
By:	/s/ Mony Zenou
Name: Mony Zenou Title: President and Chief Executive Officer — Lipman U.S.A.

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	2003 Stock Option Plan (English translation) (incorporated by reference; previously filed as an exhibit to the Company's Registration Statement on Form F-1 (File No. 333-111849)).
4.2	2004 Stock Option Plan (English translation) (incorporated by reference; previously filed as an exhibit to the Company's Registration Statement on Form F-1 (File No. 333-111849)).
4.3	Management Contract, dated as of April 4, 2003, between Lipman Electronic Engineering Ltd. and Jacob Perry Management Services Ltd. (English translation) (incorporated by reference; previously filed as an exhibit to the Company's Registration Statement on Form F-1 (File No. 333-111849)).
4.4	Form of Stock Option Agreement for stock option grants issued outside of a plan (English Translation).
4.5	Form of Stock Option Agreement for stock option grants issued outside of a plan (English Translation).
5.1	Opinion of Shnitzer, Gotlieb, Sharon & Co. (filed herewith).
23.1	Consent of Counsel (contained in Exhibit 5.1).
23.2	Consent of Independent Auditors (filed herewith).
24.1	Power of Attorney (filed herewith).